Exhibit 99.1

POORE BROTHERS REPORTS RECORD FIRST- QUARTER RESULTS

RECORD REVENUES AND PROFITABILITY DRIVEN BY T.G.I. FRIDAY’S® BRAND GROWTH

GOODYEAR, Ariz. — April 22, 2004 — Poore Brothers, Inc. (Nasdaq: SNAK) today reported financial results for the first quarter ended March 27, 2004.

Net revenues reached a first-quarter record of $17.7 million, an increase of 16% compared to first-quarter 2003 net revenues of $15.2 million.  Net income also reached a record for the first quarter of $533,323, or $0.03 per basic and diluted share, an increase of 76% from $303,006, or $0.02 per basic and diluted share, in the same quarter of 2003.  The improved profitability was the result of the higher revenues and improved operating efficiencies.

The Company’s increased revenues were driven by T.G.I. Friday’s® brand salted snacks growth of 31%, resulting in the brand accounting for approximately 70% of the Company’s net revenues in the quarter.  Strong growth occurred in the mass merchandiser channel due to expanded distribution, new product introductions, and a large promotional event.  The convenience store channel continued its strong growth, up 175%, while revenues for the T.G.I. Friday’s® brand were lower in the club channel.  In addition, revenues from the Company’s potato chip brands were flat, Tato Skins® brand snack revenues were lower, and distributed product revenues declined $0.5 million due principally to the previously announced product line discontinuance.

Sales of Crunch Toons® brand snacks contributed $0.4 million in net revenues during the quarter.  As previously mentioned, the Company’s plan for the first half of the year has been to test different consumer marketing variables for the brand to assist in assessing its future potential.  Consumer take-away continues to be far below expectations and thus the Company’s expectations for the brand remain low.

Gross profit rose to $3.6 million, an increase of 18%, compared to $3.0 million in the first quarter of 2003.  Gross profit margin remained flat at 20% as improved manufacturing efficiencies were offset by higher trade promotion activity.  Selling, general and administrative costs increased 8% to $2.7 million, up from $2.5 million in 2003; however spending declined to 15% of net revenues compared to 16% in the prior year.  The increased spending was due primarily to increased commission payments associated with the significant increase in T.G.I. Friday’s® brand salted snack revenues and increased consumer research expenses related to new product development.

Net interest expense decreased in the first quarter of 2004 by 36% from the comparable period in 2003 due to lower long-term debt.  Pre-tax income in the first quarter of 2004 rose to $0.9 million, an increase of 79% from $0.5 million in the prior year quarter.  The Company’s effective income tax rate increased slightly in the first quarter of 2004 to 38.7% from 37.7% in the comparable period in 2003.

Mr. Eric J. Kufel, president and chief executive officer, stated, “We are thrilled that our T.G.I. Friday’s® brand has continued its strong revenue growth, particularly in the mass merchandiser and convenience store channels.  We also continue to be pleased with the early performance of the two recently introduced items for the brand, Mozzarella Sticks and Onion Rings.  The strong performance of the T.G.I. Friday’s® brand in these alternate channels has helped us to obtain significant new product placements in the grocery channel which should contribute to the brand’s future growth.”

“The Company’s financial performance in the first quarter of 2004 reflects significantly improved profitability and strong revenue growth in line with our expectations,” commented Mr. Thomas W. Freeze, senior vice president and chief financial officer.  “The improved profitability, the result of higher revenues and improved operating efficiencies, was achieved despite investments to support continued growth of the T.G.I. Friday’s® brand, as well as consumer research and product development for new brand concepts.”

“In closing, we are optimistic about the future as we strive to build a diverse portfolio of innovative brands by successfully developing or acquiring $20-50 million national niche brands,” concluded Mr. Kufel.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ salted snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Crunch Toons®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Potato Company®. For further information about Poore Brothers or this release, please contact Thomas W. Freeze, Senior Vice President and Chief Financial Officer, at (623) 932-6203, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are “forward looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of existing and future products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

POORE BROTHERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	March 27, 2004	March 29, 2003
	(unaudited)

Net revenues	$17,718,493	$15,217,683
Cost of revenues	14,138,374	12,186,603
Gross profit	3,580,119	3,031,080
Selling, general & administrative expenses	2,664,055	2,473,446
Operating income	916,064	557,634
Interest expense, net	(45,741)	(71,628)
Income before income tax provision	870,323	486,006
Income tax provision	(337,000)	(183,000)
Net income	$533,323	$303,006

Earnings per common share:
Basic	$0.03	$0.02
Diluted	$0.03	$0.02

Weighted average number of common shares:
Basic	18,602,978	16,730,642
Diluted	19,317,706	18,025,514

POORE BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 27, 2004	Dec. 27, 2003
	(unaudited)

Current assets	$16,147,108	$14,498,178
Property and equipment, net	11,576,522	11,755,096
Other assets, net	10,319,222	10,327,046
Total assets	$38,042,852	$36,580,320

Current liabilities	$7,772,959	$6,647,254
Long-term debt	2,886,189	3,139,801
Deferred tax liability	1,731,625	1,731,625
Total liabilities	12,390,773	11,518,680
Shareholders’ equity	25,652,079	25,061,640
Total liabilities and shareholders’ equity	$38,042,852	$36,580,320

POORE BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	Quarter Ended
	March 27, 2004	March 29, 2003
	(unaudited)

Net cash flows from operating activities	$1,189,015	$309,319
Net cash flows from investing activities	(188,917)	(411,169)
Net cash flows from financing activities	(195,590)	(299,729)
Net increase in cash and cash equivalents	804,508	(401,579)
Cash and cash equivalents at beginning of period	3,239,570	1,395,187
Cash and cash equivalents at end of period	$4,044,078	$993,608

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